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Exhibit 10.16

CONFIDENTIAL SEPARATION AGREEMENT
AND GENERAL RELEASE OF ALL CLAIMS

        This Confidential Separation Agreement and General Release of All Claims ("Agreement") is made by and between Anacomp Inc. ("Anacomp") and David B. Hiatt ("Hiatt") with respect to the following facts:

        A.    Hiatt was employed by Anacomp as the Executive Vice President and Chief Operating Officer pursuant to an Employment Agreement dated April 12, 1999 ("Employment Agreement").

        B.    Anacomp and Hiatt have determined that it is in their mutual best interests to terminate the Employment Agreement. Accordingly, Hiatt's employment was terminated effective April 19, 2002 ("Separation Date"). Pursuant to section 6.1(a) and 6.6 of the Employment Agreement, Hiatt is entitled to a Severance Allowance provided he signs this Agreement.

        C.    parties desire to settle all claims and issues that have, or could have been raised, in relation to Hiatt's employment with Anacomp and arising out of or in any way related to the acts, transactions or occurrences between Hiatt and Anacomp to date, including, but not limited to, Hiatt's employment with Anacomp or the termination of that employment, on the terms set forth below.

        THEREFORE, in consideration of the promises and mutual agreements hereinafter set forth, it is agreed by and between the undersigned as follows:

        1.    Severance Allowance.    Pursuant to section 6.1(a) of the Employment Agreement, Anacomp agrees to provide Hiatt with the following payments and benefits ("Severance Allowance") to which he is not otherwise entitled. Hiatt acknowledges and agrees that this Severance Allowance constitutes adequate legal consideration for the promises and representations made by him in this Agreement.

          1.1  Severance Payment. Anacomp agrees to pay Hiatt the equivalent of his cash compensation over the prior 12 month period, including regular incentive bonuses but excluding any relocation or one-time special bonuses. The parties agree this amount is Three Hundred Sixty-Six Thousand Six Hundred and Two Dollars ($366,602), less all appropriate federal and state income and employment taxes ("Severance Payment"). At Hiatt's option, the Severance Payment will be in either a lump sum on the first Anacomp payday following the Effective Date as described in paragraph 9.4, or shall be paid in equal installments over a 12 month period in accordance with Anacomp's regular payroll schedule beginning the first Anacomp payday following the Effective Date. Anacomp agrees to reimburse Hiatt for any business expenses in accordance with Anacomp's Policy. Such business expenses must be submitted and approved prior to Anacomp's execution of this Agreement.

          1.2  Continuation of Group Health Benefits. Anacomp agrees to pay the premiums required to continue Hiatt's and his eligible family members' group health care coverage for the twelve (12) month period following the Effective Date, under the applicable provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"), provided that Hiatt elects to continue and remains eligible for these benefits under COBRA, and does not secure other employment during the 12 month period. Hiatt shall notify Anacomp within 10 business days of commencing other employment at which time Anacomp will cease making payments to continue Hiatt's group health care coverage. In addition, Anacomp agrees that Hiatt may continue to participate in, and Anacomp will pay the cost of such participation in, the Executive Health Plan for the twelve (12) month period following the Effective Date under the same terms and conditions as would apply if Hiatt were employed, provided that such benefit will immediately cease if Hiatt secures other employment during the twelve (12) month period.

        2.    Mutual Release.

          2.1  Hiatt unconditionally, irrevocably and absolutely releases and discharges Anacomp, and any parent and subsidiary corporations, divisions and affiliated corporations, partnerships or other affiliated entities of Anacomp, past and present, as well as the employees, officers, directors, agents, successors and assigns, past and present, of those entities, (collectively, "Released Company Parties"), and Anacomp unconditionally, irrevocably and absolutely releases and discharges Hiatt, from all claims related in any way to the transactions or occurrences between them to date, to the fullest extent permitted by law, including, but not limited to, Hiatt's employment with Anacomp, the separation of Hiatt's employment, and all other losses, liabilities, claims, charges, demands and causes of action, known or unknown, suspected or unsuspected, arising directly or indirectly out of or in any way connected with Hiatt's employment with Anacomp. Except as provided below, this release is intended to have the broadest possible application and includes, but is not limited to, any tort, contract, common law, constitutional or other statutory claims, including, but not limited to alleged violations of the California Labor Code or the federal Fair Labor Standards Act, Title VII of the Civil Rights Act of 1964 and the California Fair Employment and Housing Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act of 1967, as amended, and all claims for attorneys' fees, costs and expenses. This release shall not apply to any intentional acts of fraud, dishonesty or misappropriation of Anacomp funds or property by Hiatt, which Anacomp may discover after this Agreement is entered. At the time of Anacomp's execution of this Agreement, Anacomp is not aware of any intentional acts of fraud, dishonesty or misappropriation of Anacomp funds or property by Hiatt.

          2.2  The parties acknowledge that they may discover facts or law different from, or in addition to, the facts or law that they know or believe to be true with respect to the claims released in this Agreement and agree, nonetheless, that except as provided in paragraph 2.1 above, this Agreement and the mutual release contained in it shall be and will remain effective in all respects notwithstanding such different or additional facts or the discovery of them.

          2.3  The parties declare and represent that they intend this Agreement to be complete and not subject to any claim of mistake, and that the mutual release herein expresses a full and complete release and, regardless of the adequacy or inadequacy of the consideration, the parties intend the mutual release herein to be final and complete. The parties execute this mutual release with the full knowledge that this mutual release covers all possible claims against each other and the Released Company Parties, to the fullest extent permitted by law.

          2.4  Hiatt expressly waives Hiatt's right to recovery of any type, including damages or reinstatement, in any administrative or court action, whether state or federal, and whether brought by Hiatt or on Hiatt's behalf, related in any way to the matters released herein.

        3.    California Civil Code Section 1542 Mutual Waiver.    The parties expressly acknowledge and agree that all rights under Section 1542 of the California Civil Code are expressly waived. That section provides:

    A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

        4.    Representation Concerning Filing of Legal Actions.    Hiatt represents that, as of the date of this Agreement, he has not filed any lawsuits, charges, complaints, petitions, claims or other accusatory pleadings against Anacomp or any of the other Released Company Parties in any court or with any governmental agency. Hiatt further agrees that, to the fullest extent permitted by law, he will not prosecute, nor allow to be prosecuted on his behalf, in any administrative agency, whether state or federal, or in any court, whether state or federal, any claim or demand of any type related to the matters released above, it being the intention of the parties that with the execution of this release, the Released Company Parties will be absolutely, unconditionally and forever discharged of and from all obligations to or on behalf of Hiatt related in any way to the matters discharged herein.

        5.    Nondisparagement.    Hiatt agrees that he will not make any voluntary statements, written or oral, or cause or encourage others to make any such statements that defame, disparage or in any way criticize the personal and/or business reputations, practices or conduct of Anacomp or any of the other Released Parties.

        6.    Confidentiality and Return of Anacomp Property.

          6.1  Confidential or Proprietary Information. Hiatt represents and warrants that he has not removed from Anacomp's premises or made unauthorized copies of and will not use or disclose any confidential or proprietary information of Anacomp or any affiliated or related entities, including but not limited to, their trade secrets, copyrighted information, customer lists, any information encompassed in any research and development, reports, work in progress, drawings, software, computer files or models, designs, plans, proposals, marketing and sales programs, financial projections, and all concepts or ideas, materials or information related to the business or sales of Anacomp and any affiliated or related entities that has not previously been released to the public by an authorized representative of those companies.

          6.2  Continuing Obligations. Hiatt agrees to abide by all the surviving provision of the Confidentiality, Non-Competition and Non-Disclosure Agreement ("Confidentiality Agreement") he signed in connection with the Employment Agreement. Such surviving provisions include, but are not limited to, promises to protect all confidential and proprietary information of Anacomp and promises not to solicit any of Anacomp's employees, and not induce any of Anacomp's customers to discontinue doing business with Anacomp for a period of two (2) years from the Separation Date.

          6.3  Return of Company Property. Pursuant to the Employment Agreement, Hiatt represents and warrants that he has returned to Anacomp or shall return within seven (7) days after this Agreement is signed, all Anacomp property, including all confidential and proprietary information, as described in paragraph 6.1 above and the Confidentiality Agreement, and all materials and documents containing trade secrets and copyrighted materials, including all copies and excerpts of the same.

        7.    Cooperation.    Hiatt agrees to cooperate with Anacomp in transitioning any matters he was working on to the appropriate person as designated by Anacomp. In addition, Hiatt agrees to make himself available upon reasonable notice to confer with representatives of Anacomp to provide such information as may be needed in the future regarding business matters, disputes or litigation. Anacomp does not presently anticipate it will require his assistance, but in the event it does, Anacomp will make a reasonable effort to avoid any inconvenience to Hiatt and any interference with other employment he may obtain. To the extent possible, Anacomp agrees that the communications required under this provision may be by telephone, or other convenient means. Hiatt shall also make himself available, upon reasonable notice, to give sworn testimony and statements, affidavits, depositions, trial testimony, declarations or other such disclosures as may be necessary in connection with litigation. Nothing herein is intended or should be construed as requiring anything other than Hiatt's cooperation in providing truthful and accurate information.

        8.    No Admissions.    By entering into this Agreement, the parties make no admission that they have engaged, or are now engaging, in any unlawful conduct. The parties understand and acknowledge that this Agreement is not an admission of liability and shall not be used or construed as such in any legal or administrative proceeding.

        9.    Older Workers' Benefit Protection Act.    This Agreement is intended to satisfy the requirements of the Older Workers' Benefit Protection Act, 29 U.S.C. section 626(f). The following general provisions, along with the other provisions of this Agreement, are agreed to for this purpose:

          9.1  Hiatt acknowledges and agrees that he has read and understands the terms of this Agreement.

          9.2  Hiatt acknowledges that this Agreement advises him in writing that he may consult with an attorney before executing this Agreement, and that he has consulted Attorney Lynn Lasry and obtained such legal counsel as he deems necessary, such that he is entering into this Agreement freely, knowingly, and voluntarily.

          9.3  Hiatt acknowledges that he has been given at least twenty-one (21) days in which to consider whether or not to enter into this Agreement. Hiatt understands that, at his option, Hiatt may elect not to use the full 21-day period.

          9.4  This Agreement shall not become effective or enforceable until the eighth day after Hiatt signs this Agreement. In other words, Hiatt may revoke his acceptance of this Agreement within seven (7) days after the date he signs it. Hiatt's revocation must be in writing and received by Anacomp's General Counsel, Paul Najar by 5:00 p.m. on the seventh day in order to be effective. If Hiatt does not revoke acceptance within the seven (7) day period, Hiatt's acceptance of this Agreement shall become binding and enforceable on the eighth day ("Effective Date"). The Severance Allowance shall become due and payable on or after the eighth day after Hiatt signs this Agreement provided it has not been revoked.

          9.5  This Agreement does not waive or release any rights or claims that Employee may have under the Age Discrimination in Employment Act that arise after the execution of this Agreement.

        10.    Severability.    In the event any provision of this Agreement shall be found unenforceable by an arbitrator or a court of competent jurisdiction, the provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that Anacomp shall receive the benefits contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.

        11.    Binding on Successors.    The parties agree that this Agreement shall be binding on, and inure to the benefit of, his or its successors, heirs and/or assigns.

        12.    Full Defense.    This Agreement may be pled as a full and complete defense to, and may be used as a basis for an injunction against, any action, suit or other proceeding that may be prosecuted, instituted or attempted by the parties in breach hereof. The parties agree that in the event an action or proceeding is instituted by either party in order to enforce the terms or provisions of this Agreement, the prevailing party shall be entitled to an award of reasonable costs and attorneys' fees incurred in connection with enforcing this Agreement.

        13.    Good Faith.    The parties agree to do all things necessary and to execute all further documents necessary and appropriate to carry out and effectuate the terms and purposes of this Agreement.

        14.    Entire Agreement; Modification.    This Agreement, including the Plan and associated stock documents herein incorporated by reference and the surviving provisions of the Employment Agreement and Confidentiality, Non-Competition and Non-Disclosure Agreement signed by Hiatt, is intended to be the entire agreement between the parties and supersedes and cancels any and all other and prior agreements, written or oral, between the parties regarding this subject matter. It is agreed that there are no collateral agreements or representations, written or oral, regarding the terms and conditions of Hiatt's separation of employment with Anacomp and settlement of all claims between the parties other than those set forth in this Agreement. This Agreement may be amended only by a written instrument executed by all parties hereto.

THE PARTIES TO THIS AGREEMENT HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS AGREEMENT ON THE DATES SHOWN BELOW.

Dated:		By:
David B. Hiatt

Anacomp Inc.

Dated:		By:
Edward P. Smoot Chief Executive Officer

Review and Approved:

Dated:

By:
Lynn Lasry, Esq.

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  Exhibit 10.16
CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE OF ALL CLAIMS